Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LAZY DAYS’ R.V. CENTER, INC.

The undersigned, Charles L. Thibault, Vice President of Lazy Days’ R.V. Center, Inc., a Florida corporation (the “Corporation”), hereby certifies that:

1.                                       In accordance with Sections 607.1003 and 607.1007 of the Florida Statutes, the board of directors of the Corporation has recommended by a vote of a majority of such board of directors taken at a meeting held on August 5, 2002, that the shareholders of the Corporation approve, and the shareholders of the Corporation approved by written consent on August 5, 2002, the amendment and restatement of the Corporation’s articles of incorporation to read in their entirety as follows:

ARTICLE I.  NAME

The name of the Corporation is:

LAZY DAYS’ R.V. CENTER, INC.

ARTICLE II.  ADDRESS

The mailing address of the Corporation is:

6130 Lazy Days Boulevard
Seffner, Florida 33584

ARTICLE III.  COMMENCEMENT OF EXISTENCE

The existence of the Corporation began on September 1, 1977.

ARTICLE IV.  DURATION

The duration of the Corporation is perpetual.

ARTICLE V.  PURPOSE

The Corporation is organized to engage in any activity or business permitted under the laws of the United States and Florida.

ARTICLE VI.  CAPITAL STOCK

The maximum number of shares that the Corporation is authorized to have outstanding at any time is 1,000 shares of common stock having a par value of $0.01 per share.

ARTICLE VII.  REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation 6130 Lazy Days Boulevard, Seffner, Florida 33584, and the name of the Corporation’s registered agent at that address is Harold D. Oehler.

ARTICLE VIII.  BOARD OF DIRECTORS

The number of directors constituting the Board may be increased or decreased from time to time, as provided in the bylaws, but shall never be less than three.

ARTICLE IX.  BYLAWS

The power to adopt, alter, amend or repeal bylaws shall be vested in the Board and the shareholders, except that the Board may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.

ARTICLE X.  DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Florida Business Corporation Act as currently in effect or as the same may hereafter be amended.  No amendment, modification or repeal of this Article X (including any amendment or repeal of this Article X made by virtue of any change in the Florida Business Corporation Act after the date hereof) shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal on account of any action taken or any failure to act by such director prior to such time.

ARTICLE XI.  AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision in these Amended and Restated Articles of Incorporation in the manner prescribed by law, and all rights conferred on shareholders are subject to this reservation.

2.                                       The undersigned officer of the Corporation has been duly authorized to submit these Amended and Restated Articles of Incorporation of the Corporation to the Department of State of Florida for filing in accordance with Section 607.1007 of the Florida Statutes.

The undersigned has executed these Amended and Restated Articles of Incorporation this 6th day of August 2002.

LAZY DAYS’ R.V. CENTER, INC.

By:	/s/ Charles L. Thibault
Name:	Charles L. Thibault
Title:	Vice President